Exhibit 10.5

FOURTEENTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FOURTEENTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “FOURTEENTH Amendment”) is made and entered into this 31st day of January, 2023 by and between ANDREA ELECTRONICS CORPORATION (the “Company”), a New York corporation, and DOUGLAS J. ANDREA (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement dated as of August 1, 2014, as amended (collectively with all amendments, the “Agreement”), which provides that the Agreement would terminate on January 31, 2023, unless extended under its terms;

WHEREAS, the Company desires to continue to employ the Executive as the Chief Executive Officer of the Company and the Executive wishes to accept such continued employment under the terms and conditions set forth in the Agreement, as further modified by this Fourteenth Amendment; and

WHEREAS, the parties agree to modify paragraph 4.(a) Base Salary from the previously reduced amount of $216,000 per anum, shall be further reduced to the amount of $202,000 per anum, effective with this Fourteenth Amendment; and

WHEREAS, the the parties agree to modify paragraph 6.(e)(ii) Termination Following a Change in Control, a cash payment will be increased from the previously reduced one (1) year amount shall be increased to two (2) years, effective with this Fourteenth Amendment; and

WHEREAS, the parties desire to extend the term of the Agreement until July 31, 2023, subject to the terms of this Fourteenth Amendment. The parties further agree to limit the life insurance as cited in paragraph 4.(d) to One Million dollars ($1,000,000).

WHEREAS, the parties agree to modify the Agreement paragraph 4.(b) (1) Quarterly Bonus and (2) Annual Bonus to reflect an adjustment to remove the gain from the funds received from the U.S. Federal ‘Paycheck Protection Program’, including round one and round two, and funds or credits under the ‘Employee Retention Credit’ program, if and when received or forgiven and recognized as income in the financial statements.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Amendment.

The term of the Agreement is hereby extended for the period beginning on February 1, 2023 and ending on July 31, 2023.

2. Ratification.

Except as modified and amended by this Fourteenth Amendment, the Parties hereto hereby agree and confirm that the Agreement remains in full force and effect.

3. Counterparts.

This Fourteenth Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Fourteenth Amendment as of January 31, 2023.

ANDREA ELECTRONICS CORPORATION

By:  /s/ Louis Libin

Louis Libin

Director

By:  /s/ Joseph J. Migliozzi

Joseph J. Migliozzi

Director

By:  /s/ Jonathan D. Spaet

Jonathan D. Spaet

Director

EXECUTIVE

/s/ Douglas J. Andrea

Douglas J. Andrea